Exhibit 99.1

Investor and Media Contact:

ir@oxigene.com

650-635-7000

OXiGENE Reports Full Year 2011 Financial Results

SOUTH SAN FRANCISCO, Calif., March 13, 2012 — OXiGENE, Inc. (Nasdaq:OXGND), a clinical-stage, biopharmaceutical company developing novel therapeutics to treat cancer and eye diseases, reported financial results for the year ending December 31, 2011.

Financial Results

For the year ended December 31, 2011, the consolidated net loss was $9.7 million or $0.86 per share, compared with a net loss of $23.8 million or $5.96 per share for fiscal 2010. The net loss for the year ended December 31, 2011 was impacted primarily by a reduction in operating expenses of approximately $6.6 million, offset by an $8.2 million fluctuation in the gain (loss) from the change in fair value of warrants and other financial instruments – from a non-cash loss of approximately $6.0 million in the 2010 fiscal period to a non-cash gain of approximately $2.2 million in the 2011 fiscal period.

The decrease in operating expenses for the twelve-month period ended December 31, 2011 over the same period in 2010 is primarily the result of the conclusion of a number of OXiGENE’s clinical projects over the last 18 months and restructuring plans implemented in 2010 and 2011 in order to focus the Company’s resources on pursuing the advancement of its highest-value clinical assets and reduce its cash utilization.

At December 31, 2011, OXiGENE had cash, cash equivalents and restricted cash of approximately $10.0 million, compared with approximately $4.7 million at December 31, 2010. In November 2011, the Company entered into a purchase agreement for the sale, from time to time, of up to $20 million of its common stock with Lincoln Park Capital. In addition, in December 2011, OXiGENE established a partnership agreement with Azanta Danmark to provide access to ZYBRESTAT for the treatment of patients in Europe and Canada with anaplastic thyroid cancer (ATC) on a compassionate use basis.

“We are focusing our business and resources on our ZYBRESTAT clinical program in the orphan disease of ATC, which we believe represents a real, achievable and attractive product opportunity for our company,” said Peter Langecker, M.D., Ph.D., president and chief executive officer of OXiGENE. “The partnership we established with Azanta in the fourth quarter to provide ZYBRESTAT to patients in Europe and Canada on a compassionate use basis was an important milestone in our ATC development program. Our major priorities are to secure sufficient financing to conduct the pivotal FACT2 trial in ATC and to complete the special protocol assessment (SPA) for this program with the FDA, which will lay the foundation for initiation of this global registration study. Through our relationship with cooperative groups, such as the Gynecologic Oncology Group, and other collaborations, we intend to maintain ongoing activity in our earlier stage clinical programs, but we believe that maintaining a singular focus on advancing our ATC program to registration, and leveraging the market incentives for orphan indications, represents the most differentiated and meaningful commercial opportunity for OXiGENE in the near term.”

OXiGENE also announced today that Jim Murphy’s tenure as Chief Financial Officer will end at the end of March. Since the Company’s restructuring in September 2011 and decision to consolidate its operations in South San Francisco, Mr. Murphy has served in this role as a consultant. Mr. Murphy will be succeeded by David Johnson, an experienced financial executive, who will assume the role of OXiGENE’s principal financial executive and chief financial officer at the end of March. The Board of Directors, management and employees of OXiGENE express their deep appreciation to Mr. Murphy for his dedicated service.

Conference Call Today

Members of OXiGENE’s management team will review full-year results via a webcast and conference call today, March 13, 2011, at 4:30 p.m. ET (1:30 p.m. PT). To listen to a live or an archived version of the audio webcast, please log on to the Company’s website, www.oxigene.com. Under the “Investors” tab, select the link to “Events and Presentations.”

OXiGENE’s earnings conference call can also be heard live by dialing (888) 841-3431 in the United States and Canada, and +1 (678) 809-1060 for international callers, five minutes prior to the beginning of the call. A replay will be available starting at 7:30 p.m. EDT, (4:30 p.m. PDT) on March 13, 2012 and ending at midnight EDT (9:00 p.m. PDT) on March 19, 2012. To access the replay, please dial 855-859-2056 if calling from the United States or Canada, or 404-537-3406 from international locations. Please refer to replay pass code 58921045.

About OXiGENE

OXiGENE is a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer and eye diseases. The Company’s major focus is developing vascular disrupting agents that selectively disrupt abnormal blood vessels associated with solid tumor progression and visual impairment. OXiGENE is dedicated to leveraging its intellectual property and therapeutic development expertise to bring life-extending and life-enhancing medicines to patients.

Safe Harbor Statement

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements in this press release, which include the timing of advancement, outcomes, and regulatory guidance relative to our clinical programs and achievement of our business and financing objectives may turn out to be wrong. Forward-looking statements can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to, the inherent risks of drug development and regulatory review, and the availability of additional financing to continue development of our programs.

Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE’s reports to the Securities and Exchange Commission, including OXiGENE’s reports on Form 10-K, 10-Q and 8-K. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

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OXiGENE, Inc.

Condensed Balance Sheet Data

	December 31, 2011	December 31, 2010
	(Amounts in 000’s)
Assets
Cash, cash equivalents and restricted cash	$9,992	$4,677
Prepaid expenses	582	256
License agreement	289	386
Other assets	193	248

Total assets	$11,056	$5,567

Liabilities and stockholders’ equity (deficit)
Accounts payable and accrued liabilities	$2,253	$3,211
Derivative liabilities	6	7,611
Total stockholders’ equity (deficit)	8,797	(5,255)

Total liabilities and stockholders’ equity (deficit)	$11,056	$5,567

OXiGENE, Inc.

Condensed Statements of Operations

	Years ended December 31,
	2011	2010
	(All amounts in 000’s except per share amounts)
Costs and expenses:
Research and development	$5,291	$12,114
General and administrative	5,375	5,885
Restructuring	1,226	510

Total costs and expenses	11,892	18,509
Operating loss	(11,892)	(18,509)

Change in fair value of warrants and other financial instruments	2,222	(6,018)
Investment income	7	17
Other income, net	10	740

Net loss	$(9,653)	$(23,770)

Basic and diluted net loss per common share	$(0.86)	$(5.96)

Weighted average number of common shares outstanding—basic and diluted	11,167	3,988